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                               TJ INTERNATIONAL, INC.

                           SUBSIDIARIES OF THE REGISTRANT

The significant subsidiaries of the Company are as follows:


                                   State or Other           Percentage
                                   Jurisdiction             of voting
                                   of Incorporation         Securities
                                   or Organization          Owned
                                   ---------------          -----

Trus Joist MacMillan, A Limited
     Partnership                   Delaware                 51%

Norco, Inc.                        Wisconsin                100%

(1) The Company has a combined 51% interest in this Partnership. Norco, Inc., a wholly owned subsidiary of TJ International, Inc., owns 49.5% of the Partnership and TJ International owns 1.5% of the Partnership directly.